                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Adam C. Derbyshire                    Mike Freeman
         Vice President and                    Director, Investor Relations and
         Chief Financial Officer               Corporate Communications
         919-862-1000                          919-862-1000

                         SALIX PHARMACEUTICALS ADDED TO
                              RUSSELL 2000(R) INDEX

RALEIGH, NC, July 10, 2002 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company has been incorporated into the Russell 2000(R) Index, effective July 1, 2002. The Russell 2000(R) Index is the most widely followed benchmark of small capitalization stock market performance.

Commenting on this development, Bob Ruscher, President and Chief Executive Officer, Salix, stated, "We are pleased that the Company has qualified for inclusion in the prestigious Russell 2000(R) Index. The Company's position today reflects the tremendous progress we have achieved over the past two years. Highlights of this time period include the approval and launch of our first product COLAZAL(R), the establishment of a 60-member specialty sales force and the submission of a New Drug Application for our second product, rifaximin."

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company's 60-member gastroenterology specialty sales force. Salix's first marketed product is COLAZAL(R), (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.

                                       ###

     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.